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                                                                    Exhibit 99.1


TX HOLDINGS INC RETAINS INVESTMENT BANKING FIRM FOR PRIVATE PLACEMENT

MIAMI BEACH , FL -- (Prime Zone) -- 05/10/2006 -)TX Holdings, Inc. (Pink Sheets:TXHG) is pleased to announce today that the company has entered into a Private Placement Agreement with Brill Securities, Inc., a New York investment bank specializing in the security industry. Under the terms of the agreement, Brill Securities will act as financial advisors for the Company's private placement offering.

Chairman Mark Neuhaus stated, "this agreement represents a major step forward for TX Holdings as we move forward with our strategy of acquiring leases and purchase options on properties with proven reserves and current production. Now that we have a team of experienced Oil & Gas investment bankers, I am confident that TX Holdings is positioned for future growth with a well respected and experienced firm".

About BRILL SECURITIES

Brill Securities, Inc. is a member of the National Association of Security Dealers, and is registered as a broker-dealer with the Securities and Exchange Commission. Brill Securities was founded in 1987 as a full-service brokerage firm with the mission to provide clients with strategic investments based on timely research and industry expertise.

Brill Securities is an investment banking firm specializing in financing small to mid size private and public companies. Brill Securities has previously represented other emerging energy companies such as Teton Energy (AMEX: TEC) and many other successful companies.

About TX HOLDINGS INC

TX Holdings Inc. is an emerging junior oil and gas exploration, development and production company, focusing on opportunities in Texas, Louisiana, and Oklahoma. The Company has recently acquired its first producing property with the Parks Lease in Callahan County, Texas, bringing its total recoverable reserve estimate to approximately 36 million barrels. TX Holdings is currently exploring a number of potential acquisition targets throughout the region. Other independent oil & gas companies operating in this region include Arena Resources, Inc. (AMEX:
ARD), Clayton Williams Energy (NASDAQ: CWEI), and Parallel Petroleum Corporation (NASDAQ: PLLL).

Contact:
Frank Shafer
Shareholder relations TX Holdings, Inc.
(586) 354-4242


Safe Harbor Statement

THE INFORMATION PROVIDED IN THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER FOR THE PURCHASE OR SALE OF ANY SHARES OR OTHER SECURITIES OF TX HOLDINGS, INC. THERE ARE SUBSTANTIAL RISKS ASSOCIATED WITH INVESTING IN DEVELOPMENT STAGE ENERGY EXPLORATION COMPANIES. NO SECURITIES COMMISSION OR SIMILAR AUTHORITY HAS IN ANY WAY APPROVED ANY OF THE INFORMATION CONTAINED IN THIS PRESS RELEASE.

Forward-looking statements: This press release and other statements by TX Holding Inc. may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "position," "assume," "potential," "outlook," "continue," "remain," "maintain," and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," or similar expressions.